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                                                                    EXHIBIT 10.8

                                   ONEIDA LTD.

                                              July 22, 2004

Allan H. Conseur
c/o Oneida Ltd.
Kenwood Avenue
Oneida, New York 13421

Dear Allan:

          This letter agreement (this "Agreement") sets forth our mutual agreement concerning the terms of your resignation from Oneida Ltd. (the "Company") and your consulting arrangement with the Company:

          1. Resignation. Effective as of July 23, 2004 (the "Resignation Date"), you hereby resign as Executive Vice President of the Company and from each position and office held by you at the Company and you will cease to be an employee of the Company in all respects. In connection with your resignation, the Company will pay you your accrued and unused vacation and any earned but unpaid base salary as of the Resignation Date. The Company will reimburse your unreimbursed business expenses incurred prior to the Resignation Date in accordance with Company's business expense reimbursement policies; provided, that you submit proper documentation evidencing such expenses to the Company within 30 calendar days following the Resignation Date. Following the Resignation Date, except as expressly provided under the terms of this Agreement or as required under the terms of the Company's Retirement Plan for Employees (including the QSERP), 401(k) Plan and Employee Stock Ownership Plan, you will not be entitled to participate in any other any employee benefit programs of the Company, its parent, subsidiaries or affiliates including, without limitation, any severance, change of control benefit or similar benefits under any plan, program, policy or arrangement, whether written or unwritten, including, without limitation, the Company's Deferred Compensation Plan for Key Executives.

          2. Consulting Period. During the period beginning on the Resignation Date and ending on March 31, 2005 (the "Consulting Period"), you shall serve as a Consultant to the Company and shall perform such consulting and advisory services as the Company may reasonably request from time to time (the "Consulting Services"). Your Consulting Services shall include completing (a)(i) the Company's flatware manufacturing outsourcing project (i.e., Project Virtual) by February 1, 2005 in a manner reasonably satisfactory to the Chief Executive Officer of the Company (the "CEO"), in his sole discretion, in accordance with the delivery schedule prepared by Paul Masson (attached hereto as Annex A) and
(ii) the Company's dinnerware manufacturing outsourcing project in a manner reasonably satisfactory to the CEO, in his sole discretion, on such terms as may reasonably be agreed





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to between you and the CEO, (b) assisting with the orderly transition of, and with the strategic restructuring of, the international division of the Company, and (c) such other duties as may be reasonably requested by the CEO, in his sole discretion. You shall devote to your duties such time and energy and shall undertake such reasonable travel obligations as are sufficient to satisfactorily perform the Consulting Services and as may be reasonably requested by the CEO. You shall perform the Consulting Services to the best of your ability in good faith and in a professional manner at all times during the Consulting Period. During the Consulting Period, you shall at all times and for all purposes be an independent contractor and not an employee or agent of the Company. You shall have no power to bind the Company in contractual or other matters, and you shall not hold yourself out as having such authority.

          3. Consulting Payments. Subject to your not revoking your waiver of rights under ADEA as described in Section 7(b) and your complying with the terms and conditions of this Agreement and in consideration thereof, you will receive the following payments and benefits during the Consulting Period:

          (a) Consulting Fee. During the Consulting Period, the Company shall pay you a monthly consulting fee of $33,000 in accordance with the Company's normal payroll procedures, which will not be subject to income or employment tax withholding. Except as expressly set forth herein, you shall not receive any other compensation during the Consulting Period.

          (b) Success Bonus. You shall be eligible to earn a bonus of $100,000 upon successful completion of the Company's flatware manufacturing outsourcing project (Project Virtual) by February 1, 2005, in a manner reasonably satisfactory to the CEO, in his sole discretion, in accordance with the delivery schedule attached as Annex A. You also shall be eligible to earn an additional bonus of $50,000 upon successful completion of the Company's dinnerware manufacturing outsourcing project in a manner reasonably satisfactory to the CEO, in his sole discretion, on such terms as may reasonably be agreed to between you and the CEO. In each case, if the project is not successfully completed in accordance with its terms, as applicable, the CEO shall, in his sole discretion, award you a partial bonus. Payment of any such bonus shall be made as soon as practicable following the applicable completion date, subject to applicable deductions and withholdings (if any).

          (c) Commissions. During the Consulting Period, in connection with the Company's project concerning Disney's two new international theme parks (i.e., the Disney Project) and the Company's project concerning Marriott's hotels located in Asia (i.e., the Marriott Project), you shall earn commissions of four percent of the payments received by the Company with respect to each such project, on opening orders only, on a net sales basis. The Company shall pay you your commissions as soon as practicable (i) in the event that payment is made to the Company by a letter of credit, upon shipment to the customer and (ii) in the event that payment is made to the Company other than by a letter of credit, after receipt of the applicable payments by the Company.

          (d) Use of Office. During the Consulting Period, the Company may provide you with an office for your use at its location in Oneida, New York or Melville, New York.

          (e) Reimbursement of Expenses. During the Consulting Period, the Company shall reimburse you upon submission of proper documentation evidencing such expenses in accordance with the Company's expense reimbursement policies, as in effect from time to time, for reasonable out-of-pocket expenses incurred in connection with the your performance of the Consulting Services; provided, that such expenses must be approved in advance by the Company in writing and will be





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incurred subject to requirements of the Company's business and travel expenses policies, including the use of the Company travel agent.

          (f) Reimbursement of COBRA Premiums. You and your dependents shall be entitled to receive continuation coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to "COBRA"). During the Consulting Period, the Company shall reimburse you on an after tax basis for the cost of the COBRA premiums you incur with respect to you and your dependents. Thereafter, you shall be solely responsible for the full cost of your COBRA premiums.

          (g) Performance of Consulting Services. The payments and benefits set forth in this Section 3 are conditioned upon the performance of your Consulting Services in a reasonably satisfactory manner, as determined by the CEO in his sole discretion.

          4. Severance Period. Subject to your not revoking your waiver of rights under ADEA as described in Section 7(b) and your complying with the terms and conditions of this Agreement and in consideration thereof, during the period beginning on April 1, 2005, and ending on September 30, 2006 (the "Severance Period"), the Company shall pay you a monthly severance payment of $33,000 in accordance with the Company's normal payroll procedures. Except as otherwise provided in this Agreement, you shall not receive any other compensation or benefits during the Severance Period.

          5. Deferred Compensation. You shall receive payment of your account balance under the Company's Deferred Compensation Plan for Key Executives in accordance with the following schedule, subject to applicable deductions and withholdings:

          (i) On September 1, 2005, you shall receive an initial installment of $100,000.

          (ii) Commencing on October 1, 2005, you shall receive four monthly installments of $10,000.

          (iii) Commencing on February 1, 2006, you shall receive the remainder of your account balance in seventy-eight substantially equal monthly installments, which shall be adjusted for accrued interest.

          6. Restrictive Covenants.

          (a) Noncompetition. You agree that, during the Consulting Period and the Severance Period, you shall not, directly or indirectly, whether as a proprietor, partner, principal, joint venturer, employer, agent, employee, consultant, officer, director or investor or otherwise, alone or in association with any other person, firm, corporation or other business activity (other than an owner of less than one percent of the capital stock of a publicly traded entity), engage in any business or activity that competes with the business conducted by the Company in the geographical area in which it is engaged or will engage in such business during such period.

          (b) Nonsolicitation. As a separate and independent covenant, you agree that from the Resignation Date and for a period of thirty-two months thereafter, you shall not in any way, directly or indirectly: (i) call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was during your employment or service, a client or customer of the Company, or take away or interfere or attempt to take away or to interfere with any customer, trade, business, patronage or affair of the Company or (ii) solicit, induce to leave, hire (or attempt to hire) or otherwise





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interfere (or attempt to interfere) with any person who is at such time, or was during your employment or service, an employee, officer, representative or agent of the Company.

          (c) Confidentiality. You agree that at no time during the Consulting Period or Severance Period or thereafter will you, except in performance of your obligations to the Company during the Consulting Period, directly or indirectly, reveal to any person, entity or other organization or use for your own benefit any information deemed to be confidential or proprietary by the Company relating to the assets, liabilities, employees, goodwill, business or affairs of the Company, including, without limitation, any information concerning past, present or prospective customers, suppliers, manufacturing processes or marketing data, or any other confidential or proprietary information ("Confidential or Proprietary Information"). You further agree that you will not, without the prior written consent of the Company, remove or take from the Company's premises (or if previously removed or taken, at the Company's request, to promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, any and all rights in Confidential or Proprietary Information. This restriction shall not apply to information that may be required by law or an order of any court or government agency to be disclosed. In the event you believe you are, or have reason to believe you will be, required by any applicable law, discovery request and or legal process to such information, you shall provide the Company's General Counsel with written notice no less than five business days prior to any such disclosure.

          (d) Return of Company Property. Upon the expiration of the Consulting Period, you shall return all property and material in your possession that belongs or relates to the Company, including all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer software and hardware, diskettes, cellular phones, drawings, charts, photographs, slides, patents, or another form of record which contains information belonging to or created or produced by, for or at the direction of the Company, or any employee or agent thereof; provided, that you shall not be required to return the credenza located in your New York, New York office.

          (e) Cooperation. From and after the Resignation Date, you shall cooperate in all reasonable respects with the Company and with its attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company.

          (f) Non-Disparagement. From and after the Resignation Date, you covenant and agree to conduct yourself in a professional manner with respect to the Company and its employees, potential employees, customers, suppliers, potential suppliers, business partners, and/or potential business partners, and to refrain from making to the foregoing and/or to the general public any statement, written or oral, in disparagement of the Company or any of its current of former officers, shareholders, directors, employees, agents, or associates (including, but not limited to, negative references to each or any of the Company's products, services, or corporate policies).

          (g) Rights and Remedies Upon Breach. The parties acknowledge and agree that any breach of the covenants in this Section 6 will cause immediate and irreparable injury, direct or indirect, to the Company and that money damages will not provide adequate remedy. You therefore agree that if you violate any of the restrictions covenants hereunder, the Company shall be entitled, among and in addition to any other rights or remedies available under this Agreement or at law or in equity, to temporary and permanent injunctive relief, without bond or other security, to prevent you from





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committing or continuing a breach of such covenants. In the event you should breach, or threaten to breach, any of your obligations under this Section 6, the Company may, upon written notice to you, terminate its obligation to make any further payment to you under this Agreement.

          7. Release.

          (a) General Release. In consideration of the payments and benefits provided to you under this Agreement and after consultation with counsel, you, and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Company and any current or former officers, employees, directors, shareholders, attorneys and agents of the Company (the "Released Parties") from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) your employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, (ii) any letter or other agreement relating to your employment or resulting from a change of control of the Company (including, without limitation, the letter agreement with the Company dated November 15, 1999 (the "Retention Agreement")), or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 7(a) shall not apply to the obligations of the Company under this Agreement. The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Released Parties arising out of your employment relationship or your service as an employee, officer and director of the Company and the termination thereof.

          (b) ADEA Release. In further consideration of the payments and benefits provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge the Released Parties from any and all Claims that the Releasors may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you were given a period of not fewer than twenty-one days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; (iii) you are providing the release and discharge set forth in this Section 7(b) only in exchange for consideration in addition to anything of value to which you are already entitled; and (iv) that you knowingly and voluntarily accept the terms of this Agreement.

          You further acknowledge that you understand that during the Revocation Period (the seven-day period following the date on which you sign this Agreement) you may revoke the release contained in this Section 7(b), by delivering to the Company by hand or by mail a written notice of your revocation of the release and waiver contained in this Section 7(b) prior to the expiration of the Revocation Period. If delivered by mail, the revocation must be: (1) postmarked within the Revocation Period; (2) properly addressed to the Company at the address on this letterhead, to the attention of the General Counsel; and
(3) sent by certified mail return receipt requested. Such right of revocation right





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relates only to the release set forth in this Section 7(b) does not act as a revocation of any other term of this Agreement.

          (c) You agree that you have not, and will not, commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any foreign, federal, state or local agency, court or other tribunal, to assert any claim against any of the Released Parties. If you commence or join any legal action against any of the Released Parties, you agree to promptly indemnify such Released Party for its reasonable costs and attorneys fees incurred in defending such action as well as any monetary judgment obtained by you against any of the Released Parties in such action. Nothing in this paragraph is intended to reflect any party's belief that your waiver of claims under ADEA is invalid or unenforceable under this Agreement, it being the intent of the parties that such claims are waived.

          8. No Disclosure of Agreement. You agree to keep confidential the existence of this Agreement, the contents and terms of this Agreement. You shall not disclose or publicize any of the terms of this Agreement to any person or entity, except to your spouse or attorney, provided they agree to be bound by the terms of this Agreement. You may also disclose this Agreement pursuant to legal process. In the event you believe you are, or have reason to believe you will be, required by any applicable law, discovery request and or legal process to disclose the terms of this Agreement, you shall provide the Company's General Counsel with written notice no less than five business days prior to any such disclosure.

          9. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision of this Agreement held to be invalid or unenforceable shall be reformed to the extent necessary to make it valid and enforceable.

          10. Successors. This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and its successors, permitted assigns, heirs, legal representatives, executors, and administrators.

          11. Governing Law. This Agreement shall be subject to the laws of the State of New York applicable to contracts executed in and to be performed therein.

          12. Waiver of Retention Agreement. In consideration of the payments and benefits provided to you under this Agreement, you hereby agree to waive all rights and interests that you may have now or in the futures under the Retention Agreement and as of the date hereof the Retention Agreement is null and void.

          13. Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein (including, without limitation, the Retention Agreement) are superseded by this Agreement and are null and void, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.

          14. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding of taxes and such other deductions as may be required by law.

          15. Independent Contractor. During the Consulting Period, your relationship to the Company and its affiliates shall be that of an independent contractor, and nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment arrangement.





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During the Consulting Period, you agree to discharge all obligations under federal, state, or local law, regulation or order then or thereafter in force arising out of your provision of services during the Consulting Period. Your continuing services for the Company shall not be exclusive and you will be free to be employed by, or serve as a consultant to, any other person or entity, provided that you do not participate in any activities that would constitute a breach of this Agreement or otherwise result in any material actual conflict of interest with the Company.

          16. Counterparts. All executed copies of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original. This Agreement may be executed in counterparts, each of which shall constitute a single instrument.

          17. Assignment. The services to be rendered and obligations to be performed by you under this Agreement are special and unique, and all such services and obligations and all of your rights under this agreement are personal to you and shall not be assignable or transferable. In the event of your death, however, your personal representative shall be entitled to receive any and all payments then due under this Agreement and any and all payments due thereafter under Sections 3, 4 and 5 of this Agreement.

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

                                        ALLAN H. CONSEUR


                                        /s/ ALLAN H. CONSEUR 7/22/04
                                        ---------------------


                                        ONEIDA LTD.


                                        By: /s/ PETER J. KALLET 7/22/04
                                            -------------------
                                            Name: Peter J. Kallet
                                            Title: Chairman, President & Chief
                                                   Executive Officer





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                                     ANNEX A

                      Delivery Schedule for Project Virtual

This Annex A to the foregoing letter agreement is not filed with such Agreement. This Annex A will be furnished supplementally to the Securities & Exchange Commission upon request.